Filed pursuant to Rule 433

Registration Nos. 333-172554 and 333-172554-01

CitiFirst

NOTES | DEPOSITS | CERTIFICATES | OTC DERIVATIVES

Offerings Brochure for Citi Personal Wealth Management
August 2012

citi

2	CitiFirst Offerings Brochure | August 2012

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

CitiFirst Offerings Brochure | August 2012	3

Introduction to CitiFirst Investments

CitiFirst is the brand name for Citi’s offering of investments including notes, deposits, certificates and OTC strategies. Tailored to meet the needs of a broad range of investors, CitiFirst investments are divided into three categories based on the amount of principal due at maturity:

CitiFirst Protection

Full principal amount due at maturity

Investments provide for the full principal amount to be due at maturity, subject to the credit risk of the issuer or guarantor, and are for investors who place a priority on the preservation of principal while looking for a way to potentially outperform cash or traditional fixed income investments

CitiFirst Performance

Payment due at maturity may be less than the principal amount

Investments provide for a payment due at maturity that may be less than the principal amount and in some cases may be zero, and are for investors who are seeking the potential for current income and/or growth, in addition to partial or contingent downside protection

CitiFirst Opportunity

Payment due at maturity may be zero

Investments provide for a payment at maturity that may be zero and are for investors who are willing to take full market risk in return for either leveraged principal appreciation at a predetermined rate or access to a unique underlying strategy

All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of the Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations.

CitiFirst operates across all asset classes meaning that underlying assets include equities, commodities, currencies, interest rates and alternative investments. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube:

For instance, if a CitiFirst Performance investment were based upon a single stock, which belongs to an equity asset class, its symbol would be shown as follows:

Classification of investments into categories is not intended to guarantee particular results or performance. Though the potential returns on structured investments are based upon the performance of the relevant underlying asset or index, investing in a structured investment is not equivalent to investing directly in the underlying asset or index.

4	CitiFirst Offerings Brochure | August 2012

Non-Callable Fixed to Float Notes

Indicative Terms*

Issuer:	Citigroup Funding Inc.
Guarantor:	Any payments due on the notes are guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Issue price:	$1,000 per note
Pricing date:	August , 2012 (expected to price on or about August 27, 2012).
Original issue date:	August , 2012 (three days after the pricing date).
Maturity date:	August , 2016, (expected to be August 30, 2016). If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	$1,000 per note plus any accrued or unpaid interest.
Interest rate per annum:

From and including the original issue date to but excluding August     , 2014 (expected to be August 30, 2014):

•  2.00%

From and including August     , 2014 (expected to be August 30, 2014) to but excluding the maturity date:

•  a floating rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.15%, subject to a maximum interest rate of 5.00 % per annum for any interest period.

Interest payment dates:	The 30th day of each May, August and November and the last day of each February, beginning on November 30, 2012 and ending on the maturity date.
Interest period:	The three-month period from the original issue date to but excluding the immediately following interest payment date, and each successive three-month period from and including an interest payment date to but excluding the next interest payment date.
Day count convention:	30/360 Unadjusted
CUSIP:	1730T0YL7
Listing:	The notes will not be listed on any securities exchange.
Selling Concession:	1.25%

Investor Profile

Investor Seeks:		Investor Can Accept:

¡	Full principal amount due at maturity subject to the	¡	A holding period of approximately 4.0 years
	credit risk of the guarantor	¡	The possibility of losing part or all of the principal
¡	Quarterly interest payments		amount invested if not held to maturity
¡	A medium-term interest rate-linked investment	¡	The complete description of the risks associated with this investment as outlined in the “Risk Factors” section of the applicable preliminary pricing supplement

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of the Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

CitiFirst Offerings Brochure | August 2012	5

Buffered Digital Plus Securities Based on The Dow Jones Industrial AverageSM

Indicative Terms*

Issuer:	Citigroup Funding Inc.
Guarantor:	Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities do not offer full return of principal at maturity, you may receive an amount at maturity that is up to 90 % less than the stated principal amount of the securities.
Issue price:	$1,000 per security
Underlying index:	The Dow Jones Industrial AverageSM (Bloomberg Symbol: “INDU”).
Pricing date:	August , 2012 (expected to price on or about August 27, 2012).
Original issue date:	August , 2012 (three business days after the pricing date).
Maturity date:	February , 2016 (expected to be February 26, 2016).
Valuation dates:	February , 2016 (expected to be February 23, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Payment at maturity:	For each $1,000 security you hold at maturity:
• If the final index level is greater than or equal to the initial index level:
$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 x the index percent increase
• If the final index level is less than the initial index level by an amount less than or equal to the buffer amount:
$1,000
• If the final index level is less than the initial index level by an amount greater than the buffer amount:
($1,000 x the index performance factor) + $100
If the final index level declines from the initial index level by more than 10%, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.
Buffer amount:	10%
Fixed return amount:	$270.00 to $320.00 per security (27 % to 32 % of the stated principal amount). The actual fixed return amount will be determined on the pricing date.
Initial index level:	, the closing level of the underlying index on the pricing date.
Final index level:	The closing level of the underlying index on the valuation date.
Index percent increase:	(final index level - initial index level) / initial index level
Index performance	final index level
factor:	initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	1730T0YH6
Selling Concession:	3.00%

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

6	CitiFirst Offerings Brochure | August 2012

Investor Profile

Investor Seeks:		Investor Can Accept:

¡	Exposure to The Dow Jones Industrial AverageSM	¡	A holding period of approximately 3.5 years
¡	A medium-term equity index-linked investment	¡	The possibility of losing up to 90 % of the principal
amount invested
		¡	The complete description of the risks associated with this investment as outlined in the “Risk Factors” section of the applicable preliminary pricing supplement

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

CitiFirst Offerings Brochure | August 2012	7

Autocallable Contingent Coupon Equity Linked Securities Based on the Common Stock of Apple, Inc. (“AAPL”)

Indicative Terms*

Issuer:	Citigroup Funding Inc.
Guarantee:

Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may lose the entire stated principal amount of your securities.

Securities:	Autocallable Contingent Coupon Equity Linked Securities Based on the Common Stock of Apple Inc. due September , 2013.
Issue price:	$1,000 per security
Underlying shares:	Shares of the common stock of Apple, Inc. (NASDAQ GS Symbol: “AAPL”).
Pricing date:	August , 2012 (expected to price on or about August 30, 2012).
Issue date:	September , 2012 (three business days after the pricing date).
Maturity date:	September , 2013 (expected to be September 5, 2013).
Valuation dates:

Expected to be November 30, 2012, February 28, 2013, May 30, 2013 and August 30, 2013 (the “final valuation date”), subject to postponement for non-scheduled trading days and certain market disruption events.

Contingent coupon:

On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.00 % to 2.50 % of the stated principal amount of the securities (equal to an annualized rate of 8.00 % to 10.00%) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. The actual contingent coupon rate will be determined on the pricing date.

If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is less than the downside threshold price on all four quarterly valuation dates, you will not receive any contingent coupon payments over the term of the securities.

Contingent coupon payment dates:

The contingent coupon payment date for any valuation date will be the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.

Automatic early redemption:

If, on any of the first three quarterly valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related contingent coupon payment date for an amount in cash per security equal to $1,000 plus the related contingent coupon payment.

In that case, you will not receive any additional contingent coupon payments following the redemption.

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

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What you receive at maturity per security:	If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each security you then hold:
• If the final share price is greater than or equal to the downside threshold price: $1,000 plus the contingent coupon payment due at maturity.

• If the final share price is less than the downside threshold price: a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the final valuation date).

If the final share price is less than the downside threshold price, you will receive underlying shares (or, if you elect, cash) worth at least 20 % less than the stated principal amount of your securities, and possibly nothing, at maturity and you will not receive any contingent coupon payment at maturity.

Initial share price:	, the closing price of the underlying shares on the pricing date.
Final share price:	The closing price of the underlying shares on the final valuation date.
Equity ration:	, the stated principal amount divided by the initial share price, subject to antidilution adjustments for certain corporate events.
Downside threshold price:	, 80 % of the initial share price.
Cash election right:

If you wish to exercise your cash election right, you must do so no later than five business days prior to the maturity date. Please refer to “Description of the Securities—What You Receive at Maturity” in the accompanying pricing supplement for more information.

Listing:	None
CUSIP:	1730T0YK9
Selling Concession:	1.50%

Investor Profile

Investor Seeks:

¡	Exposure to common shares of Apple, Inc.

¡	Contingent interest payment

¡	A short-term equity-linked investment

Investor Can Accept:

¡	A holding period of approximately 1.0 year

¡	The possibility of losing part or all of the principal amount invested

¡	Please review the “Risk Factors” section of the applicable preliminary pricing supplement for a complete description of the risks associated with this investment

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

CitiFirst Offerings Brochure | August 2012	9

Market-Linked Coupon Notes Based Upon the Russell 2000® Index

Indicative Terms*

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the notes are not principal protected, you may lose the entire stated principal amount of your notes.
Notes:	Market-Linked Coupon Notes Based on the Russell 2000® Index due August , 2015.
Underlying index:	Russell 2000® Index
Issue price:	$1,000 per note
Pricing date:	August , 2012 (expected to be August 24, 2012), the date on which the notes are priced for initial sale to the public.
Issue date:	August , 2012 (three business days after the pricing date).
Valuation date:	August , 2015 (expected to be August 24, 2015), subject to postponement for non-index business days and certain market disruption events.
Maturity date:	August , 2015 (expected to be August 27, 2015).
Coupon:	6.50 % to 7.00 % per annum (to be determined on the pricing date), paid quarterly and computed on the basis of a 360-day year of twelve 30-day months.
Coupon payment dates:	The day (expected to be the 27th day) of each February, May, August and November, beginning on November , 2012 (expected to be November 27, 2012). If a coupon payment date falls on a day is not a business day, the coupon to be paid on that coupon payment date will be paid on the next succeeding business day with the same force and effect as if paid on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.
Payment at maturity:	The quarterly coupon payment due on the maturity date plus the indexed principal amount.
Indexed principal	• If the final index value is greater than the downside threshold value:
amount per note:	$1,000
• If the final index value is less than or equal to the downside threshold value:

$1,000 index performance factor (which will be less than or equal to 60%)

If the final index value is less than or equal to the downside threshold value, you will lose at least 40%, and possibly as much as all, of the stated principal amount of your notes.

Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Downside threshold value:	, 60 % of the initial index value
Index performance factor:	final index level initial index level
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0YG8
Selling concession:	1.50%

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

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Investor Profile

Investor Seeks:		Investor Can Accept:

¡	Quarterly coupon payments	¡	A holding period of approximately 3.0 years
¡	A medium-term equity index-linked investment	¡	The possibility of losing up to 40 % of the principal amount invested
		¡	The complete description of the risks associated with this investment as outlined in the “Risk Factors” section of the applicable preliminary pricing supplement

For questions, please call your Financial Advisor

*The information listed above is not intended to be a complete description of all of the terms, risks and benefits of a particular investment. All maturities are approximate. All terms in brackets are indicative only and will be set on the applicable pricing date. All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. Please refer to the relevant investment’s offering documents and related material(s) for additional information.

CitiFirst Offerings Brochure | August 2012	11

General Overview of Investments

Investments	Maturity	Risk Profile*	Return*

Contingent Absolute Return MLDs/Notes	1-2 Years	Full principal amount due at maturity	If the underlying never crosses either an upside or downside threshold, the return on the investment equals the absolute value of the return of the underlying; Otherwise the return equals zero

Contingent Upside Participation MLDs/Notes	1-3 Years	Full principal amount due at maturity	If the underlying crosses an upside threshold, the return on the investment equals an interest payment paid at maturity; Otherwise the return equals the greater of the return of the underlying and zero

Minimum Coupon Notes	3-5 Years	Full principal amount due at maturity	If the underlying ever crosses an upside threshold during a coupon period, the return for the coupon period equals the minimum coupon; Otherwise the return for a coupon period equals the greater of the return of the underlying during the coupon period and the minimum coupon

Safety First Trust Certificates	3-6 Years	Full principal amount due at maturity	The return on the investment equals the greater of the return of the underlying multiplied by a participation rate and zero; sometimes the maximum return is capped

Investments	Maturity	Risk Profile*	Return*

ELKS®	6-13 Months	Payment at maturity may be less than the principal amount	A fixed coupon is paid regardless of the performance of the underlying. If the underlying never crosses a downside threshold, the return on the investment equals the coupons paid; Otherwise the return equals the sum of the coupons paid and the return of the underlying at maturity

Buffer Notes	1-2 Years	Payment at maturity may be less than the principal amount	If the return of the underlying is positive at maturity, the return on the investment equals the lesser of (a) the return of the underlying multiplied by a participation rate and (b) the maximum return on the notes; Otherwise, the return equals the lesser of (a) the return of the underlying plus the buffer amount and (b) zero

PACERSSM	1-3 Years	Payment at maturity may be less than the principal amount	If the underlying is equal to or greater than a threshold (such as its initial value) on any call date, the note is called and the return on the investment equals a fixed premium. If the note has not been called, at maturity, if the underlying has crossed a downside threshold, the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equals zero

LASERSSM	3-4 Years	Payment at maturity may be less than the principal amount	If the return of the underlying is positive at maturity, the return on the investment equals the return of the underlying multiplied by a participation rate (some versions are subject to a maximum return on the notes). If the return of the underlying is negative and the underlying has crossed a downside threshold, the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equals zero

Investments	Maturity	Risk Profile*	Return*

Upturn Notes	1-2 Years	Payment at maturity may be zero	If the underlying is up at maturity, the return on the investment equals the lesser of the return of the underlying multiplied by a participation rate and the maximum return on the notes; Otherwise the return equals the return of the underlying

Fixed Upside Return Notes	1-2 Years	Payment at maturity may be zero	If the underlying is equal to or above its initial level at maturity, the return on the investment equals a predetermined fixed amount; Otherwise the return equals the return of the underlying

Strategic Market Access Notes	3-4 Years	Payment at maturity may be zero	The return on the investment equals the return of a unique index created by Citi

*All returns and any principal amount due at maturity are subject to the applicable issuer or guarantor credit risk, with the exception of Market-Linked Certificates of Deposit which has FDIC insurance, subject to applicable limitations. This is not a complete list of CitiFirst structures. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related material(s) of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment.

12	CitiFirst Offerings Brochure | August 2012

Important Information for the Monthly Offerings

Investment Information

The investments set forth in the previous pages are intended for general indication only of the CitiFirst Investments offerings. The issuer reserves the right to terminate any offering prior to its pricing date or to close ticketing early on any offering.

SEC Registered (Public) Offerings

Each issuer and guarantor, if applicable, has separately filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the SEC registered offerings by that issuer or guarantor, if applicable, to which this communication relates. Before you invest in any of the registered offerings identified in this Offerings Brochure, you should read the prospectus in the applicable registration statement and the other documents the issuer and guarantor, if applicable, have filed with the SEC for more complete information about that issuer, the guarantor, if applicable, and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

For Registered Offerings Issued by: Citigroup Funding Inc.

Issuer’s Registration Statement Number: 333-172554

Issuer’s CIK on the SEC Website: 0001318281

Alternatively, you can request a prospectus and any other documents related to the offerings, either in hard copy or electronic form, by calling toll-free 1-877-858-5407 or by calling your Financial Advisor.

The SEC registered securities described herein are not bank deposits but are senior, unsecured debt obligations of the issuer. The SEC registered securities are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

Market-Linked Certificates of Deposit

The Market-Linked Deposits (“MLDs”) are not SEC registered offerings and are not required to be so registered. For indicative terms and conditions on any MLD, please contact your Financial Advisor or call the toll-free number 1-877-858-5407.

CitiFirst Offerings Brochure | August 2012	13

Overview of Key Benefits

and Risks of CitiFirst Investments

Benefits

■

Investors can access investments linked to a variety of underlying assets or indices, such as domestic and foreign indices, exchange – traded funds, commodities, foreign-exchange, interest rates, equities, or a combination thereof.

■	Structured investments can offer unique risk/return profiles to match investment objectives, such as the amount of principal due at maturity, periodic income, and enhanced returns.

Risks

■

The risks below are not intended to be an exhaustive list of the risks associated with a particular CitiFirst Structured Investment offering. Before you invest in any CitiFirst Structured Investment you should thoroughly review the particular investment’s offering document(s) and related material(s) for a comprehensive description of the risks and considerations associated with the particular investment.

■	Potential for Loss

■ The terms of certain investments provide that the full principal amount is due at maturity, subject to the applicable issuer or guarantor credit risk. However, if an investor sells or redeems such investment prior to maturity, the investor may receive an amount less than his/her original investment.

■ The terms of certain investments provide that the payment due at maturity could be significantly less than the full principal amount and, for certain investments, could be zero. In these cases, an investor may receive an amount significantly less than his/ her original investment and may receive nothing at maturity of the investment.

■

Appreciation May Be Limited – Depending on the investment, an investor’s appreciation may be limited by a maximum amount payable or by the extent to which the return reflects the performance of the underlying asset or index.

■

Issuer or Guarantor Credit Risk – All payments on CitiFirst Structured Investments are dependent on the applicable issuer’s or guarantor’s ability to pay all amounts due on these investments including any principal due at maturity and therefore investors are subject to the credit risk of the applicable issuer or guarantor.

■

Secondary Market – There may be little or no secondary market for a particular investment. If the applicable offering document(s) so specifies, the issuer may apply to list an investment on a securities exchange, but it is not possible to predict whether any investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist.

■

Resale Value of a CitiFirst Structured Investment May be Lower than Your Initial Investment – Due to, among other things, the changes in the price of and dividend yield on the underlying asset, interest rates, the earnings performance of the issuer of the underlying asset, the applicable issuer or guarantor of the CitiFirst Structured Investment’s perceived creditworthiness, the investment may trade, if at all, at prices below its initial issue price and an investor could receive substantially less than the amount of his/her original investment upon any resale of the investment.

■

Volatility of the Underlying Asset or Index – Depending on the investment, the amount you receive at maturity could depend on the price or value of the underlying asset or index during the term of the trade as well as where the price or value of the underlying asset or index is at maturity; thus, the volatility of the underlying asset or index, which is the term used to describe the size and frequency of market fluctuations in the price or value of the underlying asset or index, may result in an investor receiving an amount less than he/ she would otherwise receive.

■

Potential for Lower Comparable Yield – The effective yield on any investment may be less than that which would be payable on a conventional fixed-rate debt security of the same issuer with comparable maturity.

■

Affiliate Research Reports and Commentary – Affiliates of the particular issuer may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying asset or index which may influence the price or value of the underlying asset or index and, therefore, the value of the investment. Further, any research, opinion or recommendation expressed within such research reports may not be consistent with purchasing, holding or selling the investment.

■

The United States Federal Income Tax Consequences of Structured Investments are Uncertain – No statutory, judicial or administrative authority directly addresses the characterization of structured investments for U.S. federal income tax purposes. The tax treatment of a structured investment may be very different than that of its underlying asset. As a result, significant aspects of the U.S. federal income tax consequences and treatment of an investment are not certain. The offering document(s) for each structured investment contains tax conclusions and discussions about the expected U.S. federal income tax consequences and treatment of the related structured investment. However, no ruling is being requested from the Internal Revenue Service with respect to any structured investment and no assurance can be given that the Internal Revenue Service will agree with the tax conclusions and treatment expressed within the offering document(s) of a particular structured investment. Citigroup Global Markets Inc., its affiliates, and employees do not provide tax or legal advice. Investors should consult with their own professional advisor(s) on such matters before investing in any structured investment.

■

Fees and Conflicts – The issuer of a structured investment and its affiliates may play a variety of roles in connection with the investment, including acting as calculation agent and hedging the issuer’s obligations under the investment. In performing these duties, the economic interests of the affiliates of the issuer may be adverse to the interest of the investor.

14	CitiFirst Offerings Brochure | August 2012

Additional Considerations

Please note that the information contained in this brochure is current as of the date indicated and is not intended to be a complete description of the terms, risks and benefits associated with any particular structured investment. Therefore, all of the information set forth herein is qualified in its entirety by the more detailed information provided in the offering documents(s) and related material for the respective structured investment.

The structured investments discussed within this brochure are not suitable for all investors. Prospective investors should evaluate their financial objectives and tolerance for risk prior to investing in any structured investment.

Tax Disclosure

Citigroup Global Markets Inc., its affiliates and employees do not provide tax or legal advice. To the extent that this brochure or any offering document(s) concerns tax matters, it is not intended to be used and cannot be used by a taxpayer for the purpose of avoiding penalties that may be imposed by law. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase structured investments as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the structured investments or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the structured investments or (B) its acquisition and holding of the structured in is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the structured investments if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a

family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of structured investments by the account, plan or annuity. You should refer to the section “ERISA Matters” in the applicable offering document(s) for more information.

Distribution Limitations and Considerations

This document may not be distributed in any jurisdiction where it is unlawful to do so. The investments described in this document may not be marketed, or sold or be available for offer or sale in any jurisdiction outside of the U.S., unless explicitly stated in the offering document(s) and related materials. In particular:

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to structured investments, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to structured investments which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the structured investments may be circulated or distributed, nor may the structured investments be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/ her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased structured investments, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the structured investments under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

CitiFirst Offerings Brochure | August 2012	15

Notes

To discuss CitiFirst structured investment ideas and strategies, Financial Advisors, Private Bankers and other distribution partners may call our sales team. Private Investors should call their financial advisor or private banker.

Client service number for Financial Advisors and Distribution Partners in the Americas:

+1 (212) 723-7654

For more information, please go to www.citifirst.com

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